Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2005, accompanying the consolidated financial statements of Track Data Corporation, which is included in the Annual Report of Track Data Corporation on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Track Data Corporation on Forms S-3 (File No. 333-4780, effective July 11, 1996, File No. 333-83167, effective August 16, 1999, File No. 333-91645, effective February 9, 2000, File No. 333-34696, effective June 8, 2000 and File No. 333-54296, effective February 9, 2001) and on Forms S-8 (File No. 333-4532, effective May 2, 1996, File No. 333-52131, effective May 8, 1998, File No. 333-82171, effective July 2, 1999, File No. 333-85000, effective March 27, 2002 and File No. 333-104059, effective March 27, 2003).

/S/	GRANT THORNTON LLP

New York, New York
March 16, 2005